Exhibit 23.2

Consent of Independent Auditors

     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 3, 2003 (except for Note F, as to which the date is December 5, 2003) in the Registration Statement on Form S-11 and related Prospectus of Sunset Financial Resources, Inc. dated, Subject to Completion, December 8, 2003.

/s/ Ernst & Young LLP

Jacksonville, Florida
December 8, 2003